SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No. )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                             Wachovia Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

   1) Title of each class of securities to which transaction applies:
    ----------------------------------------------------------------------------

   2) Aggregate number of securities to which transaction applies:
    ----------------------------------------------------------------------------

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
    ----------------------------------------------------------------------------

   4) Proposed maximum aggregate value of transaction:
    ----------------------------------------------------------------------------

   5) Total fee paid:
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(1) Set forth the amount on which the filing fee is calculated and state how it was determined.


     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:
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  2) Form, Schedule or Registration Statement No.:
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  4) Date Filed:
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

                                    Wachovia
                                    --------



       100 North Main Street                    191 Peachtree Street, N.E.
          P.O. Box 3099                                 P.O. Box 4148
Winston-Salem, North Carolina 27150               Atlanta, Georgia 30303

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                                                 March 17, 1999


TO THE SHAREHOLDERS OF
WACHOVIA CORPORATION


      You are cordially invited to attend the Annual Meeting of Shareholders of Wachovia Corporation to be held at the Wachovia Park Building, 101 North Cherry Street, Winston-Salem, North Carolina, on Friday, April 23, 1999, at 10:30 A.M., EDT, for the following purposes:


      (1) To elect four (4) directors for a three-year term to expire at the 2002 Annual Meeting of Shareholders (described on page 5 of the accompanying Proxy Statement);


      (2) To ratify the appointment of the independent auditors for 1999 (described on page 11 of the accompanying Proxy Statement);


      (3) To approve the performance criteria under the Wachovia Corporation Senior Management Incentive Plan to preserve the Company's tax deduction for certain plan awards (described on pages 11 through 13 of the accompanying Proxy Statement); and


      (4) To transact such other business as properly may come before the meeting.


      Shareholders of record at the close of business on February 16, 1999, are entitled to notice of and to vote at the meeting and any adjournment thereof.






                                          /s/ L. M. Baker, Jr.
                                          -----------------------------
                                          L. M. Baker, Jr.
                                          Chairman, President
                                          and Chief Executive Officer



PLEASE MARK, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY.

                                    Wachovia
                                    --------

      100 North Main Street                      191 Peachtree Street, N.E.
         P.O. Box 3099                                 P.O. Box 4148
Winston-Salem, North Carolina 27150                Atlanta, Georgia 30303

                                PROXY STATEMENT


                                 March 17, 1999


      This Proxy Statement and accompanying proxy are being mailed to shareholders on or about March 17, 1999, in connection with the solicitation of proxies by the Board of Directors of Wachovia Corporation ("Wachovia" or the "Company") for use at the Annual Meeting of Shareholders to be held on April 23, 1999, and at any adjournment thereof. The entire cost of such solicitation will be borne by Wachovia. In addition to solicitation by telephone or mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and Wachovia will reimburse them for their expenses in so doing. Wachovia has retained W. F. Doring & Co. to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $7,500, plus reasonable out-of-pocket costs and expenses. Personal solicitation also may be conducted by Directors, officers and employees of Wachovia and its subsidiaries.


      The shares represented by the accompanying proxy will be voted if the proxy is properly signed and received by Wachovia prior to or at the time of the meeting. Where a choice is specified on any proxy as to the vote on any matter to come before the meeting, the proxy will be voted in accordance with such specification. If no choice is specified, the proxy will be voted in favor of proposals 1, 2 and 3. A proxy may be revoked at any time prior to the voting of the proxy by notifying the Secretary of Wachovia in writing or by signing and delivering a proxy with a later date. A proxy is suspended if the person giving the proxy attends the meeting and elects to vote in person.


      Shareholders of record at the close of business on February 16, 1999, will be entitled to vote at the Annual Meeting of Shareholders. Holders of Wachovia's common stock, $5.00 par value per share (the "Common Stock"), are entitled at all meetings of shareholders to one vote for each share held. At the close of business on February 16, 1999, there were 203,417,376 shares of Common Stock outstanding. All such shares are entitled to be voted at the meeting.


      A majority of votes entitled to be cast on a particular matter, represented in person or by proxy, constitutes a quorum for purposes of all matters to be considered at the Annual Meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof, unless a new record date is or must be set for the adjournment. Abstentions and shares which are withheld as to voting with respect to one or more of the nominees for Director will be counted in determining the existence of a quorum, but shares held by a broker, as nominee, and not voted on any matter will not be counted for such purposes.


      The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the votes cast in the election of directors. The affirmative vote of a majority of the votes cast will be required to act on all other matters to come before the annual meeting. Votes that are withheld and shares held by a broker, as nominee, that are not voted will not be included in determining the number of votes cast and, therefore, will have no effect on the election of Directors or other matters to come before the annual meeting.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


      As of February 16, 1999, Wachovia Bank, National Association ("Wachovia Bank"), a wholly owned subsidiary of Wachovia, beneficially held, in its various fiduciary capacities, more than 5% of Wachovia's Common Stock. The following table sets forth the amount and percent of Common Stock by type of power held by Wachovia Bank.



         Name and Address of                      Amount and Nature of                Percent of
           Beneficial Owner                       Beneficial Ownership               Common Stock
-------------------------------------   -----------------------------------------   -------------
Wachovia Bank, National Association     Total:                       14,865,615     7.31
100 North Main Street                    Sole Power to Vote:          5,404,587     2.66
Winston-Salem, NC 27101                  Shared Power to Vote:        8,164,673     4.01
                                         Sole Power to Invest:        4,868,069     2.39
                                         Shared Power to Invest:      8,941,236     4.40

      Wachovia knows of no person other than Wachovia Bank who beneficially owns, or has the right to acquire, more than 5% of Wachovia's Common Stock.



                              BOARD OF DIRECTORS


      The Board of Directors of Wachovia held nine meetings during 1998. Each Director, with the exception of Messrs. Ingram and Lewis, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of all committees of the Board on which such Director served during 1998.


      The bylaws of Wachovia provide that the number of Directors shall not be less than nine nor more than twenty-five. There are presently seventeen Directors divided into three classes. The bylaws further provide that no person shall be elected a Director or continue to serve past an annual meeting if such person has reached the age of 67 years, and no person shall be elected a Director who has retired from active participation or practice of the person's principal business or profession, provided that a Director who retires from active participation in his or her principal business or profession during the course of an unexpired term as Director may complete such unexpired term subject to the age limitation. Messrs. James F. Betts and Lawrence M. Gressette, Jr. are retiring as of the date of the Annual Meeting pursuant to these retirement provisions. At the 1999 Annual Meeting of Shareholders, four Directors are to be elected to serve for a term of three years, until the 2002 Annual Meeting. If elected, the nominees will serve until their respective terms expire, except as the age and other retirement provisions of Wachovia's bylaws otherwise require, and until their successors are elected and qualified. The remaining members of the Board of Directors are expected to continue to serve until their respective terms expire.


      It is not anticipated that any of the nominees will be unable or unwilling to serve, but if that should occur, it is the intention of the proxyholders named in the proxy either to vote for such other person or persons for the office of Director as may be nominated by the Board of Directors or to reduce the number of Directors to be elected at the meeting by the number of persons unable or unwilling to serve (subject to the requirement of Wachovia's articles of incorporation that the number of Directors in each of the three classes be as equal in number as possible). Proxies cannot be voted for a greater number of nominees than the number named in the Proxy Statement.


      The Board of Directors has the following standing committees: Audit, Compliance, Corporate Governance and Nominating, Credit, Executive, Finance, and Management Resources and Compensation.


      The Audit Committee consists of the following nonmanagement Directors:
George W. Henderson, III, Chairman, James S. Balloun, John T. Casteen III, Lawrence M. Gressette, Jr., and Robert A. Ingram. During 1998, the Audit Committee met four times. The Audit Committee is responsible for assuring that there exist viable internal and independent auditing processes for Wachovia and its subsidiaries and affiliated companies. The committee recommends to the Board of Directors the appointment of the independent auditors. The committee communicates with internal auditors, independent auditors and regulatory examiners for the purpose of satisfying the committee that audit scopes and programs are comprehensive and adequate to meet needs, that management takes appropriate and timely action on recommendations made by internal auditors, independent auditors and regulatory examiners, and that Wachovia personnel cooperate fully with internal auditors, independent auditors and regulatory examiners. In fulfilling its responsibilities, the committee reviews and considers written and oral reports of examinations by the regulatory authorities, management letters or other comments of independent auditors, reports of the internal auditors, and other audit-related information it considers appropriate. The Chairman of the Audit Committee regularly reports to the Board of Directors on the committee's findings, any recommendations made by the committee and action taken by management on such recommendations.


      The Management Resources and Compensation Committee consists of the following nonmanagement Directors: John L. Clendenin, Chairman, Peter C. Browning, George R. Lewis, Sherwood H. Smith, Jr., and John C. Whitaker, Jr. The Management Resources and Compensation Committee has the responsibility for establishing and administering salary, incentive, benefit and stock plans, including setting the compensation of senior officers, reviewing and recommending assignment and succession of top executive management and at least annually reviewing the performance of the Chief Executive Officer and reporting its findings to the nonmanagement members of the Board. The Management Resources and Compensation Committee, or a subcommittee thereof, also serves as the committee of outside directors for the purposes of the qualified performance-based compensation requirements for employer compensation deductions that are set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended. The Management Resources and Compensation Committee met five times during 1998.


      The Corporate Governance and Nominating Committee consists of the following nonmanagement Directors: Sherwood H. Smith, Jr., Chairman, Peter C. Browning, John L. Clendenin, George R. Lewis and John C. Whitaker, Jr. The Corporate Governance and Nominating Committee has the responsibility to consider and recommend nominees for the Board of Directors of the Company, assess the performance of the Board, evaluate issues of corporate governance, and recommend the processes and practices through which the Board shall conduct its business. The Corporate Governance and Nominating Committee met four times during 1998.


      The Corporate Governance and Nominating Committee will consider recommendations for Director nominees made by shareholders of the Company. Such nominations must be made, in accordance with the requirements of the Company's bylaws, in writing to the Company's Secretary, not less than 90 days or more than 120 days prior to any meeting of shareholders called for the election of Directors (provided that if fewer than 100 days' notice of the meeting is given to shareholders, such nomination must be mailed or delivered not later than the close of business on the tenth day following the day on which the notice of meeting was mailed). Each nomination must set forth (i) the name and address of the shareholder who proposes to make the nomination and the name and address of the person to be nominated; (ii) a representation that the shareholder is a holder of record of shares of Common Stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made; (iv) such other information regarding each nominee as would be required to be included in a proxy statement pursuant to the proxy rules of the Securities and Exchange Commission if the nominee had been nominated by the Board of Directors or committee; and (v) the written consent of each nominee to serve as a director if so elected. Nominations not made in accordance with these requirements may be disregarded by the chairman of the meeting.


      Nonemployee Directors of Wachovia are paid a cash retainer of $12,500 per calendar quarter for their services as members of the Board of Directors and $1,000 per meeting for any special meetings beyond the four regularly scheduled quarterly meetings of the Board and each committee. There are no additional payments for attendance at regularly scheduled board or committee meetings. Cash retainer and meeting fees may be deferred into the Wachovia Corporation Deferred Stock Unit Plan (the "Deferred Stock Unit Plan") described below.


      Additional Director compensation is paid in Wachovia Common Stock or equivalents through the plans described below to align more closely the interests of Directors and shareholders.


      Nonemployee Directors of Wachovia are credited with a quarterly grant of $4,500 under the Deferred Stock Unit Plan. Amounts credited to or deferred into the Deferred Stock Unit Plan, which is administered by the Management Resources and Compensation Committee, are equal to such number of shares of Common Stock that could be purchased for the $4,500 grant and any deferred cash retainer fee on the quarterly award date at a price equal to the average of the closing price of Wachovia's Common Stock for the preceding ten trading days ("fair market value"). Deferred Stock Unit Plan account balances are fully vested at all times and are payable in cash after a Director's retirement or termination or upon a change of control of the Company. The amount of cash payment will equal the fair market value per share of the Common Stock on the payment date times the number of deferred stock units redeemed from the Director's account. Payment may be made in a lump sum or installments up to 10 years after retirement. Deferred stock unit balances under the Deferred Stock Unit Plan also are credited each quarter with dividend equivalent grants equal to dividends paid on Wachovia Common Stock.


      Wachovia's Stock Plan provides for the award of 1,000 shares of restricted stock to each nonemployee Director who is newly elected or appointed to the Board of Directors of the Company and 250 shares of restricted stock at each annual meeting to each nonemployee Director who has been a Director for at least one year. The initial award of 1,000 shares is restricted for three years and is deemed earned and ownership of the shares vests on the third anniversary of the date of grant provided the Director is still in service. The annual award of 250 shares is deemed earned and vests one year after the date of grant provided the Director is still in service. In addition, a Director award not otherwise forfeited will vest upon the death, disability or retirement of the Director in accordance with the policies of the Company or upon a change in control. Director awards not otherwise earned shall be forfeited upon the termination of the Director from service on the Board of Directors.


      Directors who formerly served on the Board of Directors of Central Fidelity Banks, Inc. hold Common Stock equivalents as a result of retainer and meeting fees deferred under the Central Fidelity Compensation Plan for Non-Employee Directors (the "Central Fidelity Directors Plan") which are equivalent in value to shares of Wachovia Common Stock. Such equivalents are settled in stock according to the distribution election of the Director.


      Wachovia has entered into an agreement with Mr. Medlin whereby he has agreed to provide certain consulting services to the Company from April 24, 1998 through November 23, 2003. Wachovia has agreed to pay Mr. Medlin $17,500 per month until April 23, 2000 and $10,000 per month from April 24, 2000 to November 23, 2003. As a retired employee, Mr. Medlin is not eligible to participate in the Directors' compensation and stock plans described above.


      Set forth on the following pages for each nominee for election as Director of Wachovia, and for each Director whose term will continue after the Annual Meeting, is a brief statement including the age, year of first election as a Director of Wachovia, principal occupation and business experience during the past five years, and certain other directorships, all as of December 31, 1998, unless otherwise indicated.

                                               NOMINEES FOR ELECTION AS DIRECTORS
                                                Term Expiring 2002 Annual Meeting

(Photo of Leslie M. Baker, Jr. appears here)
                                   LESLIE M. BAKER, JR., 56, Chairman of the Board of Wachovia and Wachovia Bank
                                   since April 24, 1998; President and Chief Executive Officer of Wachovia since 1994;
                                   President and Chief Executive Officer of Wachovia Bank since June 1, 1997 and from 1990 to 1993; and President and Chief Operating Officer of Wachovia from February 1, 1993 to
                                   December 31, 1993. He has served as a director of Wachovia Bank since 1990. He also serves as a director of Carolina Power & Light Company. Mr. Baker first was elected a
                                   Director of Wachovia in 1993 and was elected for his present term at the 1996 Annual
                                   Meeting of Shareholders.

                                   Committee: Executive


(Photo of Thomas K. Hearn, Jr. appears here)
                                   THOMAS K. HEARN, JR., 61, is President of Wake Forest University. Dr. Hearn has been a director of Wachovia Bank since June 1997 and, prior thereto, from 1988 to 1990. He was first elected a Director of Wachovia in 1990 and was elected for his present term at the 1996
                                   Annual Meeting of Shareholders.

                                   Committees: Credit
                                               Finance

(Photo of Elizabeth Valk Long appears here)
                                   ELIZABETH VALK LONG, 48, is Executive Vice President of Time Inc., a Time Warner
                                   subsidiary and a publisher and direct marketer of magazines, books, music and video, a position she has held since May 1995. She was named President of Time magazine in
                                   September 1993, having served as Publisher since 1991. Between 1986 and 1991, she served successively as Publisher of Life magazine and Publisher of People magazine. Ms. Long also is a director of the J.M. Smucker Company. She was elected for her present term at the
                                   January 1999 meeting of the Board of Directors.

(Photo of John C. Whitaker, Jr. appears here)
                                   JOHN C. WHITAKER, JR., 61, is Chairman of the Board and Chief Executive Officer of
                                   Inmar Enterprises, Inc., an information services and transaction processing company. He has been a director of Wachovia Bank since June 1997 and, prior thereto, from 1990 until 1996.
                                   He was first elected a Director of Wachovia at the 1996 Annual Meeting of Shareholders.

                                   Committees: Corporate Governance and Nominating
                                               Management Resources and Compensation
                                               Executive

--------------------------------------------------------------------------------

                                                 DIRECTORS CONTINUING IN OFFICE
                                               Term Expiring 2000 Annual Meeting
(Photo of John T. Casteen III appears here)
                                  JOHN T. CASTEEN III, 55, is President of the University of Virginia. He was a director of
                                  Jefferson Bankshares, Inc. from 1990 to 1997 and was named a Director of Wachovia and
                                  Wachovia Bank in connection with its acquisition of that company effective October 31,
                                  1997. He was elected for his present term at the 1998 Annual Meeting of Shareholders.

                                  Committees: Audit
                                              Compliance

(Photo of John L. Clendenin appears here)
                                  JOHN L. CLENDENIN, 64, is a Chairman Emeritus of BellSouth Corporation, a telecom-
                                  munications holding company. He served as Chairman of the Board of BellSouth until
                                  December 31, 1997, and as President and Chief Executive Officer from January 1994 until his retirement as a management employee at the end of 1996. He also serves as a director of
                                  Coca-Cola Enterprises, Inc., Equifax Inc., National Service Industries, Inc., RJR Nabisco
                                  Holdings Corp., The Kroger Company, Springs Industries, Inc., Powerwave Technologies and
                                  The Home Depot, Inc. He has been a director of Wachovia Bank since June 1997.
                                  Mr. Clendenin was a director of First Atlanta Corporation (later merged into Wachovia) from
                                  1981 to 1988, and was designated a Director of Wachovia upon its organization in 1985. He was elected for his present term at the 1997 Annual Meeting of Shareholders.

                                  Committees: Corporate Governance and Nominating
                                              Management Resources and Compensation
                                              Executive

(Photo of George W. Henderson, III appears here)
                                  GEORGE W. HENDERSON, III, 50, is Chairman, Chief Executive Officer and a Director
                                  of Burlington Industries, Inc., which manufactures textiles and home furnishings. He was elected Chairman of that company in February 1998 and Chief Executive Officer in 1995. He
                                  also served as President from 1993 to 1998, Chief Operating Officer from 1993 to 1995, and prior thereto as a Group Vice President. Mr. Henderson also serves as a director of Jefferson
                                  Pilot Corporation. He has been a director of Wachovia Bank since 1995, and first was elected a Director of Wachovia at the 1997 Annual Meeting of Shareholders.

                                  Committees: Audit
                                              Compliance

                       Term Expiring 2000 Annual Meeting


(Photo of Robert A. Ingram appears here)
                                            ROBERT A. INGRAM, 56, is Chairman of Glaxo Wellcome Inc., a pharmaceutical research and development company, a position he has held since October 1997. In addition to his position as Chairman, he served as President from October 1997 to January 1999 and
                                            Chief Executive Officer from 1994 to January 1999. From 1993 to 1994, he served as
                                            President and Chief Operating Officer of Glaxo Inc. In 1997, Mr. Ingram was elected as
                                            Chief Executive of Glaxo Wellcome plc, the parent company of Glaxo Wellcome Inc., and
                                            Chairman of Nippon Glaxo in Japan. He served as an Executive Director of Glaxo Wellcome plc from September 1996 until October 1997. He was elected for his present term at the
                                            1997 Annual Meeting of Shareholders.

                                            Committees: Audit
                                                        Compliance

(Photo of George R. Lewis appears here)
                                            GEORGE R. LEWIS, 57, is President and Chief Executive Officer of Philip Morris Capital
                                            Corporation, which engages in various financing and investment activities, positions he has held since 1997. Prior thereto, from 1984 to 1997, he was Vice President and
                                            Treasurer of Philip Morris Companies Inc., the parent company of Philip Morris Capital
                                            Corporation, which engages in the manufacture and sale of various consumer products. He serves as a director of Ceridian Corporation and Kemper National Insurance Companies.
                                            Mr. Lewis was a director of Central Fidelity Banks, Inc. from 1985 to 1997 and was named a Director of Wachovia and Wachovia Bank in connection with its acquisition of that company effective December 15, 1997. He was elected for his present term at the 1998
                                            Annual Meeting of Shareholders.

                                            Committees: Corporate Governance and Nominating
                                                        Management Resources and Compensation

(Photo of John G. Medlin, Jr. appears here)
                                            JOHN G. MEDLIN, JR., 65, is Chairman Emeritus of Wachovia. He served as Chairman of the Board from 1988 to April 1998 and as Chief Executive Officer from 1977 until his retirement from management on December 31, 1993. Mr. Medlin is a director of
                                            BellSouth Corporation, Burlington Industries, Inc., Media General, Inc., National
                                            Service Industries, Inc., and USAirways Group, Inc. He was elected a director of
                                            Wachovia Bank in June 1997, after previously serving as a director from 1974 to 1994, and was Chairman of Wachovia Bank from June 1997 to April 1998 and from 1985 to 1994.
                                            Mr. Medlin was designated a Director of Wachovia upon its organization in 1985 and was elected for his present term at the 1997 Annual Meeting of Shareholders.

                                            Committees: Credit
                                                        Finance

--------------------------------------------------------------------------------

                       Term Expiring 2001 Annual Meeting

(Photo of James S. Balloun appears here)
                                            JAMES S. BALLOUN, 60, is Chairman, President and Chief Executive Officer of National
                                            Service Industries, Inc., which is engaged in multi-industry manufacturing and diversified services, positions he has held since 1996. Prior thereto, he was a director with McKinsey & Company, Inc., a management consulting firm. Mr. Balloun also serves as a director of Radiant Systems, Inc. He first was elected a Director of Wachovia and
                                            Wachovia Bank to fill a vacancy in October 1997. He was elected for his present term at the 1998 Annual Meeting of Shareholders.

                                            Committees: Audit
                                                        Compliance

(Photo of Peter C. Browning appears here)
                                            PETER C. BROWNING, 57, is President and Chief Executive Officer of Sonoco Products
                                            Company, a global packaging company, a position he has held since 1998. Prior thereto, he served as President and Chief Operating Officer from 1996 to 1998 and as Executive
                                            Vice President from 1993 to 1996. Previously he was President, Chairman and Chief
                                            Executive Officer of National Gypsum Company from 1990 to 1993. He is also a member of the Board of Directors of Phoenix Home Life Mutual Insurance Company and Lowe's
                                            Companies, Inc. Mr. Browning first was elected a Director of Wachovia and Wachovia Bank to fill a vacancy in July 1997. He was elected for his present term at the 1998 Annual
                                            Meeting of Shareholders.

                                            Committees: Corporate Governance and Nominating
                                                        Management Resources and Compensation

(Photo of W. Hayne Hipp appears here)
                                            W. HAYNE HIPP, 58, is Chairman, President and Chief Executive Officer of The Liberty
                                            Corporation, an insurance and broadcasting holding company. He also serves as a director of The Liberty Corporation and SCANA Corporation. Mr. Hipp was a director of
                                            South Carolina National Corporation from 1984 to 1991 and was named a Director of
                                            Wachovia in connection with the acquisition of that company in 1991. He has been a director of Wachovia Bank since June 1997. He was elected for his present term at the
                                            1998 Annual Meeting of Shareholders.

                                            Committees: Credit
                                                        Finance

(Photo of Lloyd U. Noland, III appears here)
                                            LLOYD U. NOLAND, III, 55, is Chairman, President, Chief Executive Officer and a
                                            Director of Noland Company, a supplier of industrial products. He was a director of
                                            Central Fidelity Banks, Inc. from 1987 to 1997 and was named a Director of Wachovia and
                                            Wachovia Bank in connection with its acquisition of that company effective December 15,
                                            1997. He was elected for his present term at the 1998 Annual Meeting of Shareholders.

                                            Committees: Credit
                                                        Finance

                  DIRECTORS CONTINUING IN OFFICE -- Concluded
                       Term Expiring 2001 Annual Meeting

(Photo of Sherwood H. Smith, Jr. appears here)

                                            SHERWOOD H. SMITH, JR., 64, is Chairman of the Board of Carolina Power & Light
                                            Company, a public utility. He also served that company as Chief Executive Officer from 1979 until 1996 and President until 1992. He serves as a director of Northern
                                            Telecom, Inc. and Springs Industries, Inc. and a Trustee of Northwestern Mutual Life
                                            Insurance Company. Mr. Smith has been a director of Wachovia Bank since June 1997 and, prior thereto, from 1980 to 1990 and was designated a Director of Wachovia upon its organization in 1985. He was elected for his present term at the 1998 Annual Meeting of
                                            Shareholders.

                                            Committees: Corporate Governance and Nominating
                                                        Management Resources and Compensation
                                                        Executive

--------------------------------------------------------------------------------

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth, as of February 16, 1999, the number of shares of Common Stock and units under the Deferred Stock Unit Plan and Central Fidelity Directors Plan held by each Director, nominee for Director, and executive officer named in the Summary Compensation Table, and by all Directors, nominees and executive officers as a group. The number of shares of Common Stock shown for each individual, and for all Directors, nominees and executive officers as a group, represents less than 1% of Common Stock outstanding. Unless otherwise noted, each individual has sole voting and investment authority with respect to the number of shares or units set forth opposite their name.



                                                                     Amount and Nature of
                                                                     Beneficial Ownership
                                                     -----------------------------------------------------
Name                                                    Number of Shares(a)      Deferred Stock Units(b)
--------------------------------------------------   -------------------------- ------------------------
    Leslie M. Baker, Jr. .........................      254,812  (c)               --
    James S. Balloun .............................        1,000               1,231.73
    James F. Betts (e) ...........................       23,717               1,451.26
    Peter C. Browning ............................          200               1,181.29
    John T. Casteen III ..........................        1,627                 519.34
    John L. Clendenin ............................        7,012               4,629.74
    Mickey W. Dry ................................       83,990  (c)               --
    Lawrence M. Gressette, Jr. (e) ...............       10,633  (d)          1,847.33
    Thomas K. Hearn, Jr. .........................        3,814               2,278.79
    George W. Henderson, III .....................        1,064  (d)          1,811.01
    W. Hayne Hipp ................................        7,200               1,433.76
    Robert A. Ingram .............................        9,883               1,777.39
    Walter E. Leonard, Jr. .......................      107,805  (c)               --
    George R. Lewis ..............................        3,285               2,472.77
    Elizabeth Valk Long ..........................          200                 196.10
    Robert S. McCoy, Jr. .........................       91,119(c)(d)              --
    John G. Medlin, Jr. ..........................      203,224  (d)               --
    Lloyd U. Noland, III .........................       88,250               3,741.43
    G. Joseph Prendergast ........................      119,875  (c)               --
    Sherwood H. Smith, Jr. .......................       10,883              10,444.26
    John C. Whitaker, Jr. ........................        3,887               3,249.94
    All Directors, Nominees and Executive Officers
     as a Group (28 persons) .....................    1,326,035(c)(d)        38,266.14

    (a) Includes the following number of shares of Common Stock that may be acquired within sixty (60) days of February 16, 1999 through the exercise of stock options or stock appreciation rights that are settled in shares of Common Stock, or vesting of awards under one or more of the Company's stock plans: Mr. Baker, 151,727 shares; Mr. Dry, 43,900 shares; Mr. Leonard, 61,000 shares; Mr. McCoy, 52,600 shares; Mr. Prendergast, 62,000 shares; and all directors and executive officers as a group, 573,156 shares.

    (b) Units held under the Deferred Stock Unit Plan and Central Fidelity Directors Plan are equivalent in value to shares of Common Stock and do not have voting rights. Units under the Deferred Stock Unit Plan are payable only in cash after the Director leaves the Board or upon a change in control of the Company. Units under the Central Fidelity Directors Plan are settled in stock according to the distribution election of the Director.

    (c) Includes shares held by Wachovia Bank, as Trustee under Wachovia's Retirement Savings and Profit-Sharing Plan, as follows: Mr. Baker, 157 shares; Mr. Dry, 124 shares; Mr. Leonard, 3,639 shares; Mr. McCoy, 10,216 shares; Mr. Prendergast, 157 shares; and all executive officers as a group, 20,298 shares.

    (d) Excludes shares owned by family members of the following directors and executive officers, each of whom disclaims beneficial ownership of such shares: Mr. Gressette, 108 shares; Mr. Henderson, 2,478 shares; Mr. McCoy, 973 shares; and Mr. Medlin, 4,540 shares.

    (e) Directors retiring as of April 23, 1999.



                      APPOINTMENT OF INDEPENDENT AUDITORS


      Ernst & Young LLP has been appointed independent auditors for Wachovia for 1999, subject to ratification of that appointment by the shareholders. Ernst & Young LLP has acted as the independent auditors for Wachovia and its predecessors since 1969. Wachovia has been advised by Ernst & Young LLP that to the best of its knowledge no member of the firm has any direct or material indirect financial interest in Wachovia or any of its subsidiaries, nor has any such member had any connection during the past three years with Wachovia or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.


      Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.



      The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as independent auditors for 1999.



                PROPOSAL TO APPROVE PERFORMANCE-BASED CRITERIA
             UNDER THE COMPANY'S SENIOR MANAGEMENT INCENTIVE PLAN


Background


      The Company is proposing that the shareholders approve the material terms of the performance-based criteria applicable to the Company's Senior Management Incentive Plan (the "plan"). These performance criteria are imposed to preserve, to the extent possible, the Company's tax deduction for certain awards made under the plan in accordance with the terms of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and related regulations. The discussion, which follows, is qualified in its entirety by reference to the plan. A copy of the form of the plan is attached hereto as Exhibit A.


      The plan was established in 1987. The purposes of the plan are to (i) motivate and reward a greater degree of excellence and teamwork among the senior officers of the Company and related corporations by providing incentive compensation award opportunities; (ii) provide attractive and competitive total cash compensation opportunities for exceptional corporate, business unit and personal performance; (iii) reinforce the communication and achievement of the mission, objectives and goals of the Company; and (iv) enhance the Company's ability to attract, retain and motivate the highest caliber senior officers.


      The purposes of the plan are carried out by payment to eligible participants of annual incentive cash awards, subject to the terms and conditions of the plan and the discretion of the Management Resources and Compensation Committee (the "Committee"). Awards are based on corporate, individual and business unit performance, as well as the participant's base salary. Payments are made following the close of the plan year. The plan also provides for the payment of awards upon termination of employment due to death, disability or approved retirement and upon a change of control of the Company. The plan may be amended by the Board of Directors or, upon its delegation, by the Committee.

Shareholder Approval of Certain Performance-Based Compensation Criteria


      Section 162(m) of the Code denies an employer a deduction for compensation in excess of $1,000,000 paid to "covered employees" (generally, the named executives in the summary compensation table) of a publicly held corporation unless the compensation is performance-based compensation. The
Section 162(m) regulations generally require that shareholders approve the material terms of compensation performance goals, and that performance goals be submitted for reapproval five years after initial shareholder approval, or earlier if the performance goals are materially modified. The Company's shareholders initially approved the material terms of the performance goals at the 1994 Annual Meeting and the material terms, as modified, are being submitted to the shareholders for reapproval at the 1999 Annual Meeting.


      The material terms subject to shareholder approval include (i) the employees eligible to receive compensation; (ii) a description of the business criteria upon which the performance goal is based; and (iii) the maximum dollar amount of compensation that may be paid to an employee during a specified period if the performance goal is met. These terms are described below.


      Eligibility. Participants in the plan must be senior officers of the Company or a related corporation and selected for participation by the Chief Executive Officer of the Company. Senior officers include those officers who are deemed to have sufficient responsibility, ability and potential to make significant contributions to the success of the Company or a related corporation. Approximately 425 employees of the Company and related corporations, including the named executives, have been selected as participants for 1999.


      Business Criteria for Performance Goals. The performance goals upon which awards are made are based upon business criteria applicable to the Company, the participant's business unit and the participant individually. The corporate business criteria upon which awards are based are the following earnings factors, weighted as indicated: (i) net income per diluted share (50%); (ii) return on assets (net income) (25%); and (iii) return on equity (net income) (25%). Results from these three earnings measures are combined to produce a corporate performance evaluation factor (the "corporate factor"), which is multiplied by the individual factor and the participant's base salary paid during the plan year to determine the amount of a participant's award. Under the plan as approved in 1994, the net income earnings factor was determined on the basis of "fully diluted shares." To conform to a change in generally accepted accounting principles, the Company has revised the plan so that this factor is now based on "diluted shares."


      Annual Award Limitations. The maximum amount an individual currently may be awarded under the plan ranges from 10% to 65% of the participant's base salary. The plan has been amended, subject to shareholder approval, to provide that the maximum amount an individual may be awarded under the plan for any plan year may not exceed the lesser of 250% of the participant's salary or $2.5 million. The Company believes that increasing the maximum individual award limitations is necessary and advisable in order to continue to attract and retain highly qualified employees and to offer compensation competitive with other peer institutions.


      The Company believes that this modification will afford more flexibility in establishing competitive compensation programs and allow the Company to decrease its reliance on base pay in establishing such programs. The Company paid certain supplemental bonus payments in addition to plan awards to certain officers (including the named executives) in 1998 to accomplish these objectives and is proposing to amend the plan in order to obtain a deduction for future bonus payments to the fullest practicable extent. These supplemental bonus payments earned in 1998, which are included in the Summary Compensation Table, were not eligible for the deduction limitation exception. See "Board Compensation Committee Report on Executive Compensation -- Annual Cash Incentives" below.

New Plan Benefits


      The benefits payable under the plan to the named executives and other persons, if the performance criteria are approved, are not currently determinable. However, as an illustration of the benefits which may be provided by the plan if the shareholders approve the performance criteria, the following table sets forth the bonus payments made for 1998 to the individuals and groups indicated. Such amounts represent awards made under the plan, as well as certain supplemental bonus awards earned in 1998.



                      Name                           1998 Award
------------------------------------------------   -------------
  Leslie M. Baker, Jr.                              $   891,600
  G. Joseph Prendergast                                 573,800
  Walter E. Leonard, Jr.                                573,800
  Robert S. McCoy, Jr.                                  546,300
  Mickey W. Dry                                         259,000
  Executive Officers as a Group (12 persons)          4,108,600
  Non-Executive Officer Employee Group               13,879,294

      The Board of Directors recommends a vote "FOR" approval of the performance criteria under which compensation may be paid pursuant to the plan.




         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


      The senior management compensation program is administered by the Management Resources and Compensation Committee (the "Committee"). The Committee consists entirely of nonemployee directors who are not eligible to participate in any of the management compensation programs. The Committee is responsible for the establishment, approval and oversight of the total compensation and benefit policies, plans, programs and agreements for senior management. The Committee meets at least quarterly to evaluate, review and act on senior management compensation and benefit matters.


      Wachovia's senior management compensation program consists of base salary, annual cash incentive and stock-based awards based on the performance of the Company and the responsibility, experience, skills and performance of participating individuals. These plans utilize competitive peer group information, salary grade ranges, targeted and maximum incentive pay levels, and stock award guidelines which are established and administered to reinforce the alignment of the interests of senior management employees with the performance of the Company and the interests of its shareholders. These plans and programs are intended to work together to provide a reasonable and competitive total compensation opportunity based on the sustained performance of the Company and the individual's contributions to that performance. The peer institutions used for comparison are fifteen of the highest performing regional banking companies in the country, all of which are included in the KBW Index used in the stock performance graph on page 16.


      Federal tax law limits to $1 million per year the tax deduction available to public companies for certain compensation paid to designated executive officers unless an exception to the $1 million limitation for qualified compensation is available. The Company's compensation program, including its principal performance-based components, the Senior Management Incentive Plan and the Stock Plan, is designed to enable the Company to be eligible for full deductions for income tax purposes for qualified performance-based compensation in excess of the $1 million limitation. However, the Company reserves the right to award compensation that does not comply with the $1 million deduction limitation exception if, in light of the overall goals and objectives of the Company, it is determined to be in the best interest of the Company and its shareholders to do so. In 1988, the Company made certain supplemental bonus awards which are not eligible for the deduction exception, as described in "Annual Cash Incentives" below.

      The Committee has retained an independent executive compensation and benefit consultant to assist the Committee in its establishment, assessment and evaluation of the appropriateness and competitiveness of the senior management compensation program. Based on this consulting assistance, the Committee determined that base salaries, stock-based incentive awards, and retirement plans at the Company were reasonably competitive with those of its peers. The Committee also determined, however, that the Company's annual cash incentive awards were substantially lower than those of its peers. To help ensure that the Company could retain and attract the talent needed for the Company to compete successfully in an intensely competitive environment, the Committee approved revisions to the participation levels in the Senior Management Incentive Plan for certain participants, including the named executives, and also revised the plan to recognize corporate performance above the annual target performance benchmark. The maximum payments under the plan pursuant to these criteria are subject to shareholder approval. See "Proposal to Approve Performance-Based Criteria Under the Company's Senior Management Incentive Plan" above.

      In addition, the Committee approved certain supplemental annual cash incentives, including amounts payable to the named executives, based on 1998 performance under the revised targets. The Committee determined that these supplemental awards for 1998 and prospective revisions to the plan were necessary and appropriate since Wachovia's total compensation programs and awards remained well within conventional standards of reasonableness and competitive necessity, and the 1998 awards were clearly justified by sustained performance which exceeds industry norms. See "Annual Cash Incentives" below.

      A description of each of the major elements of the senior management compensation program and its specific relationship to corporate performance and a summary of the decisions and actions taken by the Committee with regard to 1998 senior management compensation and the Chief Executive Officer's compensation are set forth below.


Base Salary


      Members of senior management receive base salaries determined by the responsibilities, skills and experience related to their respective positions. Other factors considered in salary determination are individual performance, the success of each business unit in the individual's area of responsibility in achieving established profit and business plans, Wachovia's median salary ranges and Wachovia's ability to pay an appropriate and competitive salary. Members of senior management are eligible for periodic increases in their base salary as a result of individual performance or significant increases in their duties and responsibilities. The amount and timing of an increase depends upon the individual's performance, position of salary within the salary range, the time interval and any added responsibilities since the last salary increase. The salary increases during 1998 for certain executives, including the named executives, were based on an evaluation by the Committee of the above-described factors.


Annual Cash Incentives


      The principal component of the Company's annual cash incentive program has historically been the Senior Management Incentive Plan. For 1998, based on reports provided by Wachovia's compensation consultants and comparisons with peer financial institutions, the Committee determined that the Company's annual cash incentive program should also include as a second component supplemental cash incentives for outstanding performance. The Committee determined that awarding a supplemental cash incentive for 1998 would enable the Company to align its overall cash compensation levels with that of its peers, and that basing such supplemental compensation on performance criteria, rather than general salary increases, would benefit the Company through increased corporate and individual performance.


      Personal award opportunities under both the plan and the supplemental awards were based upon the performance criteria applicable to the Company, the individual performance of each participant and related business unit performances. Selected members of senior management, including the named executives, were eligible for plan awards and supplemental awards.

      In administering the Company's annual cash incentive program, the Committee establishes annual corporate performance benchmarks and potential awards as a percentage of base salary determined upon review of Wachovia's historical performance and annual business plan, and taking into account the historical performance of peer institutions. The annual corporate performance benchmarks are established in terms of: (i) net income per diluted share (50% weight), (ii) return on assets (25% weight) and (iii) return on equity (25% weight). The composite corporate performance evaluation factor is determined by actual financial results for the year in relation to the established goals.


      The performance of each individual and the business unit for which he or she is responsible is determined by evaluating each individual's accomplishments compared with established annual business goals and key strategic objectives. Based on the Committee's policies, an individual assessment is made of the employee's contribution to the achievement of the Company's overall performance, goals and objectives. The resulting individual performance evaluation factor may reduce, but not increase, the employee's award based upon the composite corporate factor.


      In January 1999, the Committee reviewed and approved the 1998 Senior Management Incentive Plan award payments and the other supplemental award payments to the Chief Executive Officer and other senior management employees, including the named executives. The payments were based on individual and business unit performances as compared with goals established for 1998 and on the Company achieving net income per diluted share, after taking into account special items not originally budgeted, of $4.45 (50% weight), and a return of 1.45% on assets (25% weight) and a return of 18% on equity (25% weight). These awards are included in the Summary Compensation Table.


Stock-Based Awards


      The principal component of Wachovia's stock-based awards program is the Wachovia Corporation Stock Plan. The purpose of the Stock Plan is to encourage and enable members of senior management to increase their stock ownership interests in the Company, thereby even further aligning their interests with the interests of other shareholders. Members of senior management are eligible to receive an annual benefit under the Plan in the form of incentive stock options, nonqualified stock options, stock appreciation rights ("SARs"), restricted stock and/or restricted units or other stock-related awards. Stock options, restricted stock and SARs have been granted under the Plan. The stock options and SARs typically vest over a five-year period. Vesting of grants of restricted stock is subject to attaining certain specified performance goals and completion of the restriction period (generally five years). The number of shares and kinds of awards granted an individual are based upon level of responsibility, individual performance, the Company's performance, the value of the options and awards in relation to the individual's base salary, and the amounts and kinds of prior awards.


      In early 1998, the Committee awarded stock options and restricted stock to the Chief Executive Officer and other members of senior management, including the named executives. The Committee took into account the responsibility level and performance of each individual and the other factors described above. These stock awards are included in the tables on the following pages.


      As of February 1, 1999, approximately 1,493,433 shares of Common Stock were available for grant under the Wachovia Corporation Stock Plan.


1998 Compensation for the Chief Executive Officer


      The Chief Executive Officer's compensation is determined pursuant to the same basic factors as described above for other members of senior management. In establishing the base salary, incentive awards and stock awards of the Chief Executive Officer for 1998, the Committee considered Wachovia's overall performance in meeting the needs of shareholders, customers, communities served and employees. The Committee determined that Mr. Baker had continued to lead Wachovia successfully during an ever-changing and intensely competitive environment through the implementation of acquisitions and strategic growth initiatives. These factors, along with Mr. Baker's personal leadership and accomplishments, were considered in conjunction with the Company's financial results for 1998 in relation to its established business plan and in comparison with the performance of peer organizations. Mr. Baker's 1998 Senior Management Incentive Plan award and his supplemental cash award were based on the above considerations and the Company's achieving certain annual performance goals (net income per diluted share, return on assets and return on equity) as described above in this report under the heading "Annual Cash Incentives."


                          John L. Clendenin, Chairman


Peter C. Browning  George R. Lewis  Sherwood H. Smith, Jr.  John C. Whitaker,
                                      Jr.



                           COMPANY STOCK PERFORMANCE


      The graph below presents the cumulative total return, assuming the reinvestment of dividends, for the period from December 31, 1993 through December 31, 1998, from an investment of $100 in each of Wachovia Common Stock, the Standard & Poor's 500 Stock Index and the Keefe, Bruyette & Woods 50 Total Return Index (the "KBW 50"). The KBW 50 is a published industry index providing a market capitalization weighted measure of the total return of 50 U.S. banking companies, including all money center and most major regional banks.


Plot points appear below:


                            Wachovia            KBW 50       S&P 500
                            --------            ------       -------
Base period 1993            $100                 100           100
1994                        $ 99.95               94.90        101.32
1995                        $147.05              152.00        139.39
1996                        $187.65              215.01        171.40
1997                        $276.57              314.32        228.58
1998                        $304.70              340.34        293.91
Five-year compound
 annual growth rate           25.0%               27.8          24.1

                                 COMPENSATION


      The following table sets forth, for the years ended December 31, 1998, 1997 and 1996, information regarding compensation paid to the Company's President and Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "named executives").



                          Summary Compensation Table



                                                    Annual Compensation
                                     -------------------------------------------------
                                                                      Other Annual
Name and Principal Position    Year   Salary ($)   Bonus ($)(1)   Compensation ($)(2)
----------------------------- ------ ------------ -------------- ---------------------
Leslie M. Baker, Jr.          1998     839,167       891,600            47,080
 Chairman, President and      1997     710,000       432,700            41,482
 Chief Executive Officer      1996     650,000       380,300            29,190
G. Joseph Prendergast         1998     540,000       573,800            27,819
 Senior Executive Vice        1997     470,000       242,300            25,378
 President                    1996     442,500       219,000            18,753
Walter E. Leonard, Jr.        1998     540,000       573,800            25,229
 Senior Executive Vice        1997     470,000       242,300            21,493
 President                    1996     441,667       218,600            18,465
Robert S. McCoy, Jr.          1998     514,167       546,300            28,632
 Senior Executive Vice        1997     441,667       227,700            27,663
 President and                1996     391,667       193,900            25,723
 Chief Financial Officer
Mickey W. Dry                 1998     325,000       259,000            28,595
 Senior Executive Vice        1997     276,667       129,700            19,293
 President and                1996     242,917       109,300            10,216
 Chief Credit Officer



                                Long-Term Compensation Awards
                              ---------------------------------
                                 Restricted       Securities
                                   Stock          Underlying          All Other
Name and Principal Position    Awards ($)(3)   Options/SARs(#)   Compensation ($)(4)
----------------------------- --------------- ----------------- --------------------
Leslie M. Baker, Jr.             1,875,000          125,000/0          50,350
 Chairman, President and           999,986      75,000/50,000          42,600
 Chief Executive Officer           999,994      75,000/75,000          39,000
G. Joseph Prendergast            1,125,000           50,000/0          32,400
 Senior Executive Vice             858,750           30,000/0          28,200
 President                         875,000           25,000/0          26,550
Walter E. Leonard, Jr.           1,125,000           50,000/0          32,400
 Senior Executive Vice             858,750           30,000/0          28,200
 President                         875,000           20,000/0          26,500
Robert S. McCoy, Jr.             1,125,000           50,000/0          30,850
 Senior Executive Vice             858,750           30,000/0          26,500
 President and                     875,000           20,000/0          23,500
 Chief Financial Officer
Mickey W. Dry                      900,000           30,000/0          19,500
 Senior Executive Vice             687,000           25,000/0          16,600
 President and                     525,000           15,000/0          14,575
 Chief Credit Officer

(1) Includes amounts payable under the Company's Senior Management Incentive Plan and, for 1998, a supplemental bonus. See "Board Compensation Committee Report on Executive Compensation" above.


(2) All amounts disclosed are attributable to supplemental life and disability insurance, tax return preparation and financial planning services, company-sponsored social clubs, company-provided automobiles, and automobile and cost-of-living allowances, and are below the amounts required to be disclosed under the rules of the Securities and Exchange Commission.


(3) Represents the value of restricted stock units awarded under Wachovia's Stock Plan, without deduction for units that will be surrendered at the time of distribution of the award to pay applicable payroll taxes on the award. During 1998, Messrs. Baker, Prendergast, Leonard, McCoy and Dry were awarded 25,000, 15,000, 15,000, 15,000 and 12,000 restricted stock units, respectively. All outstanding restricted stock unit awards have a five-year restriction period. Aggregate outstanding restricted stock unit awards and their value at December 31, 1998 were: for Mr. Baker, 115,324 shares valued at $10,083,642; for Mr. Prendergast, 65,000 shares valued at $5,683,437; for Mr. Leonard, 65,000 shares valued at $5,683,437; for Mr. McCoy, 61,500 shares valued at $5,377,406; and for Mr. Dry, 43,000 shares valued at $3,759,812. No dividends are paid on restricted stock awards during the restriction period.


(4) The amounts shown reflect company-matching contributions with respect to an individual's participation in Wachovia's Retirement Savings and Profit-Sharing Plan and the associated equalization plan.

                  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

      The following table sets forth information with respect to the named executives concerning the grant of employee stock options during 1998. No SARs were granted during 1998.


                       Option Grants in Last Fiscal Year


                                                                                                 Potential Realizable
                                                                                                   Value at Assumed
                                                                                                 Annual Rates of Stock
                                                                                                  Price Appreciation
                                                   Individual Grants                              for Option Term (3)
                           -----------------------------------------------------------------   -------------------------
                                                Percent of
                               Number of           Total
                              Securities          Options
                              Underlying        Granted to       Exercise or
                                Options        Employees in       Base Price      Expiration
Name                        Granted (#)(1)      Fiscal Year     ($/Share) (2)        Date         5% ($)       10% ($)
------------------------   ----------------   --------------   ---------------   -----------   -----------   -----------
Leslie M. Baker, Jr.           125,000        4.39             75.00               1/23/08     5,895,887     14,941,336
G. Joseph Prendergast           50,000        1.76             75.00               1/23/08     2,358,355      5,976,534
Walter E. Leonard, Jr.          50,000        1.76             75.00               1/23/08     2,358,355      5,976,534
Robert S. McCoy, Jr.            50,000        1.76             75.00               1/23/08     2,358,355      5,976,534
Mickey W. Dry                   30,000        1.05             75.00               1/23/08     1,415,013      3,585,921

(1) All stock options become exercisable over a five-year period in 20% annual increments.


(2) The exercise price equals the market price of Wachovia Common Stock on the date of the grant.


(3) As required by the Securities and Exchange Commission, potential net gain from the exercise of stock options is based on the assumed annual rates of stock price appreciation of 5% and 10% over the term of each option. Any actual net gains are dependent on the future performance of the Company's Common Stock and general market conditions. There is no assurance that the assumed rates of stock price appreciation utilized in these calculations will be achieved. In order for these options to have value for the executive, the stock price must increase above the exercise price. Increases in the stock price will benefit all shareholders commensurately.



      The following table sets forth information with respect to the named executives concerning the exercise of options during 1998 and unexercised options and SARs held at year-end. No SARs were exercised during 1998 and, except for 125,000 SARs held by Mr. Baker, no SARs were outstanding at year-end.


              Aggregated Option Exercises in Last Fiscal Year and
                       Fiscal Year-End Option/SAR Values


                                                                       Number of Securities          Value of Unexercised
                                                                      Underlying Unexercised             In-the-Money
                                                                          Options/SARs at              Options/SARs at
                                                                        Fiscal Year-End (#)         Fiscal Year-End ($)(2)
                                                                   ----------------------------- ----------------------------
                          Shares Acquired
Name                      on Exercise (#)   Value Realized ($)(1)   Exercisable   Unexercisable   Exercisable   Unexercisable
------------------------ ----------------- ----------------------- ------------- --------------- ------------- --------------

Leslie M. Baker, Jr.          3,009                151,641            122,164        332,000      5,317,161      9,359,625
G. Joseph Prendergast            --                     --             36,000         97,000      1,685,500      2,428,687
Walter E. Leonard, Jr.        8,640                537,481             36,000         94,000      1,706,750      2,297,625
Robert S. McCoy, Jr.          3,500                185,500             28,700         92,300      1,314,619      2,206,944
Mickey W. Dry                 5,760                345,721             34,000         63,700      1,755,774      1,620,681

(1) Based on the difference between the closing price on the date of exercise and the option exercise price.


(2) Based on the difference between the closing price on December 31, 1998, and the exercise price.

              OTHER EXECUTIVE COMPENSATION PLANS AND ARRANGEMENTS


Pension Plan


      The following table shows the estimated annual benefits payable at retirement to a participant in the Company's qualified defined benefit plan.



                                                  Estimated Annual Retirement Benefits
 Average Base Salary During                                   for Years of
  Highest Five Consecutive                               Credited Service (1)(2)
 Years in the Last Ten Years   ---------------------------------------------------------------------------
      Before Retirement            10           15           20           25           30           35
----------------------------   ----------   ----------   ----------   ----------   ----------   ----------
         $    50,000            $  4,986     $  7,479     $  9,972     $ 12,465     $ 14,958     $ 17,451
             100,000               9,972       14,958       19,944       24,930       29,916       34,902
             500,000              49,860       74,790       99,720      124,650      149,580      174,510
           1,000,000              99,720      149,580      199,440      249,300      299,160      349,020
           1,200,000             119,664      179,496      239,328      299,160      358,992      418,824
           1,500,000             149,580      224,370      299,160      373,950      448,740      523,530

(1) Pursuant to the terms of the Retirement Income Plan, annual retirement income benefits are not reduced or offset by Social Security benefits. Estimated annual retirement benefits shown above are based on a joint and 100% survivor form of retirement income. The precise amount of the benefit depends upon the age of a participant and the age of his or her surviving spouse. Benefits vary under certain predecessor plans and plans maintained by companies that merged into Wachovia.


(2) Some of the amounts shown exceed the limits imposed by federal law for qualified pension plans and are payable only to participants in the other retirement arrangements described below.


      Wachovia's defined benefit pension plan is the Retirement Income Plan of Wachovia Corporation (the "Retirement Income Plan"). Employees of Wachovia and its subsidiaries who have completed one year of service, as defined in the plan, are eligible to participate in the plan. Upon retirement at age 65, a participant receives (subject to certain limitations) an annual benefit which equals 1.2% of the average of the highest five consecutive years of base compensation preceding termination or retirement ("average compensation"), multiplied by years of service after December 31, 1989. Employees of Wachovia prior to January 1, 1989, and employees of companies that have merged into or have been acquired by Wachovia, may have accrued benefits under certain predecessor defined benefit plans. Benefits vary under these plans from the terms of the Retirement Income Plan.


      Federal law places certain limitations on the amount of benefits payable by qualified pension plans. The annual benefit paid to a participant at Social Security retirement age cannot exceed $130,000 for 1998 and 1999 (adjusted in increments of $5,000 for inflation). In addition, the annual amount of covered compensation under the plan is limited to $160,000 for 1998 and 1999 (adjusted in increments of $10,000 for inflation). The 1998 base salary for each of the named executive officers is set forth in the Summary Compensation Table. For such individuals, full years of credited service are as follows: Mr. Baker, 28 years; Mr. Dry, 34 years; Mr. Leonard, 28 years; Mr. McCoy, 14 years; and Mr. Prendergast, 24 years.


Other Retirement Arrangements


      Senior Executive Retirement Agreements. To assist in executive management succession planning, Wachovia has entered into nonqualified, unfunded senior executive retirement agreements with 22 senior officers of the Company, including the named executives. Under the agreements, the officer will retire at age 60 or, with the permission of the Committee, as early as age 55 on a reduced benefit basis for each year prior to age 60 provided the executive has completed ten years of service. The officer will receive an annual benefit equal to 2.5% of final average compensation multiplied by years of service, up to a maximum of 62.5% of final average compensation, less the sum of the amounts payable from the Retirement Income Plan and any other pension plan in which the officer may participate. For this purpose, final average compensation is the average of the officer's total cash compensation for the three full calendar years within the final five full calendar years of employment which will produce the highest average. Base salary and amounts received by the officer pursuant to the Senior Management Incentive Plan are included in determining final average compensation. The benefit amount is computed in the form of a straight life annuity and is payable in monthly increments or, upon request by the individual and approval by the Committee, may be payable in a lump sum actuarial equivalent amount.


      The following table sets forth estimated total annual benefits which would become payable under the formula in the executive retirement agreement (which amounts will be reduced by the benefits paid under the Retirement Income
Plan) to the officers based upon final average compensation and years of credited service.




                                             Estimated Annual Retirement Benefits
 Average Compensation During Highest             for Years of Credited Service
 Three Years in the Last Five Years    -------------------------------------------------
          Before Retirement                10           15           20           25
------------------------------------   ----------   ----------   ----------   ----------
           $      100,000               $ 25,000     $ 37,500     $ 50,000     $ 62,500
                  300,000                 75,000      112,500      150,000      187,500
                  500,000                125,000      187,500      250,000      312,500
                  700,000                175,000      262,500      350,000      437,500
                  900,000                225,000      337,500      450,000      562,500
                1,000,000                250,000      375,000      500,000      625,000
                1,100,000                275,000      412,500      550,000      687,500
                1,200,000                300,000      450,000      600,000      750,000
                1,500,000                375,000      562,500      750,000      937,500

      Mr. McCoy's senior executive retirement agreement is slightly different than those of the other executives in that his formula increases by 1% per year of service from a percentage of 55% should he retire with 10 years of service up to a maximum of 60% at 15 years of service. All other material features of his executive retirement agreement are substantially similar to those of the other participants.


      Executive Retirement Agreements. In addition to the senior executive retirement agreement and also to assist in senior management succession planning, Wachovia has entered into executive retirement agreements with 17 senior officers of the Company. With the exception of the level of benefits provided under these agreements, the agreements are substantially similar to the senior executive retirement agreements. The individuals covered by these agreements will receive an annual benefit equal to 2.2% of final average compensation multiplied by years of service, up to a maximum of 55% of final average compensation, less the sum of the amounts payable from the Retirement Income Plan and any other pension plan in which the officer may participate.


      The following table sets forth estimated total annual benefits which would become payable under the formula in the supplemental retirement agreements (which amounts will be reduced by the benefits paid under the Retirement Income Plan) to the officers based upon final average compensation and years of credited service.




                                             Estimated Annual Retirement Benefits
 Average Compensation During Highest             for Years of Credited Service
 Three Years in the Last Five Years    -------------------------------------------------
          Before Retirement                10           15           20           25
------------------------------------   ----------   ----------   ----------   ----------
            $     100,000               $ 20,000     $ 30,000     $ 40,000     $ 50,000
                  150,000                 30,000       45,000       60,000       75,000
                  200,000                 40,000       60,000       80,000      100,000
                  250,000                 50,000       75,000      100,000      125,000
                  300,000                 60,000       90,000      120,000      150,000
                  350,000                 70,000      105,000      140,000      175,000
                  400,000                 88,000      132,000      176,000      220,000
                  500,000                110,000      165,000      220,000      275,000

      Management Retirement Agreements. In addition to the senior executive and executive retirement agreements and to assist in senior management succession planning, Wachovia has management retirement agreements with 25 senior officers of the Company. The benefits afforded to plan participants are similar to those afforded under the senior executive and executive retirement agreements with the following exceptions: (i) the officer will receive an annual benefit equal to 1.5% of final average compensation multiplied by years of service, up to a maximum of 37.5% of final average compensation, less the sum of the amounts payable from the Retirement Income Plan and any other pension plan in which the officer may participate; (ii) the retirement eligibility dates are identical to those under the Retirement Income Plan; and (iii) the benefit determined under
(i) above is payable after the executive's retirement date with no reduction for payments prior to age 65.


      The following table sets forth estimated total annual benefits which would become payable under the formula in the Retirement Income Benefit Enhancement Plan (which amounts will be reduced by the benefits paid under the Retirement Income Plan) to the officers based upon final average compensation and years of credited service.




                                             Estimated Annual Retirement Benefits
 Average Compensation During Highest             for Years of Credited Service
 Three Years in the Last Five Years    -------------------------------------------------
          Before Retirement                10           15           20           25
------------------------------------   ----------   ----------   ----------   ----------
           $       100,000              $15,000      $22,500      $30,000      $37,500
                   150,000               22,500       33,750       45,000       56,250
                   200,000               30,000       45,000       60,000       75,000
                   250,000               37,500       56,250       75,000       93,750

Retirement Savings and Profit-Sharing Plan


      Wachovia has a voluntary defined contribution plan titled the Retirement Savings and Profit-Sharing Plan. The plan provides that eligible employees can contribute to the plan from 1% to 15% of their compensation, as defined in the plan. Through December 31, 1998, the plan provided that the Company would match 50% of each participant's contribution up to a maximum contribution of 3% of the participant's compensation. The plan also provided for (i) additional contributions of up to 3% of a participant's compensation if the Company met certain earning performance criteria established annually at the beginning of each year, and (ii) special discretionary contributions of up to an additional 4% if the committee administering the plan considered the Company's performance to be truly outstanding. Effective as of January 1, 1999, the Company increased the guaranteed match to 100% on the participant's first 3% of compensation contributed and 50% on the next 3% of compensation contributed, and correspondingly adjusted the additional contribution to up to 1.5% of compensation contributed if the Company met the earning performance criteria.


      Federal law limits the maximum annual compensation from which an employee may elect to make contributions under qualified plans such as the plan to $160,000 for 1998 and 1999 (adjusted in increments of $10,000 for inflation). Participants may elect to make all or part of their contributions under these plans on a before-tax basis provided such before-tax contributions do not exceed $10,000 in 1998 and 1999 (adjusted in increments of $500 for inflation). Employee contributions are subject to certain regulatory restrictions, which may limit further the maximum contribution of certain more highly compensated participants (including the named executives). During 1998, Wachovia maintained a nonqualified equalization plan designed to protect selected key employees (including the named executives) of the Company or its subsidiaries from loss of benefits under the plan resulting from the application of limitations on contributions to qualified plans contained in the Code. If contributions under the plan were not allocated to the key employee due to those limitations on contributions, the equalization plan provided for Wachovia to credit to a nonqualified account for the employee the amount of such contribution not so allocated. Amounts credited to each participant's nonqualified account in 1998 were credited monthly with an interest equivalent based on the Long-Term Applicable Federal Rate and are payable to the participants in the equalization plan upon termination of employment. The amounts contributed by Wachovia to the equalization plan are included in the column "All Other Compensation" in the Summary Compensation Table.

Employment Agreements


      Wachovia has entered into employment agreements with certain senior officers of the Company, including the named executive officers. If the Company terminates the officer's employment without cause, the officer will receive monthly compensation continuance payments for the period beginning with the date of termination and ending with the earlier of the third anniversary of the date of termination or the retirement date of the officer pursuant to the officer's executive or supplemental retirement agreement, if any, described above. The monthly amount of compensation continuance is defined as one-twelfth of the sum of (i) an amount equal to the officer's highest annual rate of salary in effect during the twelve-month period immediately preceding his date of termination, (ii) an amount equal to the average of the amounts, if any, awarded to the officer under Wachovia's Senior Management Incentive Plan for each of the three consecutive calendar years immediately preceding the year of termination, and (iii) an amount equal to the average of any annual contributions by the Company on behalf of the officer under the Retirement Savings and Profit-Sharing Plan and the associated equalization plan, for each of the three consecutive calendar years immediately preceding the year of termination.


      During the period of compensation continuance, the officer also will receive benefits pursuant to certain employee benefit plans in which he was participating at the time of termination or substantially similar benefits, all outstanding stock options previously granted to the officer will become fully vested and exercisable, and all previously granted restricted stock awards will become fully vested and available for distribution to the officer. The Employment Agreements for the Chief Executive Officer, the named executives, two other executive officers and six other senior officers also have a change in control feature which extends the Agreement for three years in the event of a change in control of the Company.



          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


      The members of the Management Resource and Compensation Committee, which serves as the compensation committee of the Board, from April 24, 1998, to the present are: John Clendenin, Chairman, Peter C. Browning, George R. Lewis, Sherwood H. Smith, Jr., and John C. Whitaker, Jr. None of these individuals is or has ever been an officer or employee of Wachovia. Mr. Baker is a Director of Carolina Power & Light Company but does not serve on its compensation committee. Mr. Smith, Chairman of the Board of Carolina Power & Light Company, serves on Wachovia's compensation committee. Robert M. Holder, Jr., a Director of Wachovia until April 24, 1998, was a member of the compensation committee from April 25, 1997 through April 24, 1998.



Certain Transactions Involving Members or Former Members of the Committee


      On November 25, 1997, Wachovia Bank entered into an Agreement of Purchase and Sale of Real Property to purchase an 8.6524 acre tract and a 0.3317 acre tract located in Forsyth County, North Carolina (the "Real Property") for the purpose of constructing on that property a data processing center. Subsequent to the execution of such Purchase Agreement, Wachovia Bank elected to treat the property as replacement property in a like-kind exchange transaction pursuant to Section 1031 of the Code and certain regulations promulgated thereunder. In furtherance of that purpose, on January 23, 1998, Wachovia Bank assigned its rights under the initial Purchase Agreement to HP Venture II, LLC ("HP"), a Georgia limited liability company of which the son of Robert M. Holder, Jr., a Director of Wachovia until April 24, 1998, is the sole member, and concurrently with such assignment entered into a Purchase and Sale Agreement with that entity. Pursuant to the terms of the Purchase and Sale Agreement, HP agreed to develop and construct the data processing center, and Wachovia Bank agreed to provide construction financing for the project. Upon completion of the project, HP agreed to sell the Real Property and the improvements to Wachovia Bank for an amount equal to (i) all out-of-pocket costs incurred by HP in connection with (A) the acquisition and ownership of the Real Property, (B) the development, construction and completion of the improvements, (C) the financing obtained from Wachovia Bank, and (D) the negotiation, execution and delivery of the Purchase and Sale Agreement; (ii) interest on the amount determined under clause (i) at a rate per annum (computed on a simple interest basis) equal to the monthly LIBOR index plus 1.85%; and (iii) a fee equal to $170,000. HP entered into a construction management services contract with Holder Construction company, an affiliate of HP and Mr. Holder, pursuant to which Holder Construction Company would oversee and manage the construction of the improvements in exchange for a fee equal to 3.5% of the cost of the project. The data processing center is substantially complete, and Wachovia Bank expects to purchase the completed facility from HP during the second quarter of 1999. Based on an anticipated total project cost of $59,800,000, it is estimated that Holder Construction Company's fee will be approximately $2,093,000.


      In April 1997, Wachovia Bank began construction on a new office building known as Wachovia Park and a parking deck one block from the corporate headquarters building in Winston-Salem, North Carolina. The building was completed in April 1998, and contains seven floors of approximately 235,000 total square feet, and is occupied by Wachovia Bank and its affiliates. The parking deck contains 600 spaces to be utilized by employees of Wachovia Bank and its affiliates. Holder-Russell Construction Company ("Holder-Russell"), a joint venture of two construction companies, served as general contractor for the project. The two companies have worked together frequently in similar joint ventures, including Wachovia's headquarters building. Robert M. Holder, Jr., a Director of Wachovia until April 24, 1998, is an officer, director and majority shareholder of one of these companies, and Herman J. Russell, a Director of Wachovia until April 24, 1998, is an officer, director and majority shareholder of the other company. In January 1997, the Wachovia Bank Board and the Wachovia Board, with Messrs. Holder and Russell absent, approved such arrangement after thorough discussion and review. Wachovia Bank negotiated a construction contract pursuant to which it is estimated that Holder-Russell was paid a fee of $753,337, or 3% of the total project costs, plus expenses.


      Wachovia Bank leases property for a bank branch with drive-in facilities and office space in an office building in Atlanta, Georgia, from a Georgia general partnership in which Mr. Holder and members of his family are the partners. Wachovia Bank, after having the original lease proposal reviewed by an independent professional consulting service, entered into the lease in July 1991. The lease has been amended several times since 1991 to add additional space or eliminate unneeded space. Currently, the lease covers approximately 52,000 square feet of space for the branch and office and has a remaining term of eight years with two five-year extensions. Until March 31, 2000, Wachovia Bank pays base rent of $117,000 per month and from April 1, 2000 to March 31, 2007, will pay a base rent of $135,000 per month. The base rent during the extension options is to be negotiated at fair market rates. The lease also provides that Wachovia Bank will pay its pro rata share of the landlord's operating expenses for the building to the extent those expenses exceed a specified threshold amount. During 1998, Wachovia Bank paid approximately $1,493,000 in rent and operating expenses to Mr. Holder's partnership.



        CERTAIN TRANSACTIONS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS


      Directors, nominees and executive officers, members of their immediate families, and business organizations and individuals associated with them have been customers of, and have had normal banking transactions with, Wachovia Bank. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, Wachovia and its subsidiaries have engaged in other transactions with such persons, all of which were made on substantially the same terms as those prevailing at the time for comparable transactions with other persons.



Certain Transactions Involving Directors Not on the Compensation Committee


      W. Hayne Hipp is Chairman, President and Chief Executive Officer of The Liberty Corporation, which is the parent of Liberty Life Insurance Company ("Liberty Life"), which Mr. Hipp also serves as a director. The Hipp family has significant share holdings in The Liberty Corporation. Wachovia places with Liberty Life certain credit life insurance purchased by installment loan customers of its subsidiary corporations. The net premium benefit on this credit life insurance retained by Liberty Life in 1998 was approximately $67,856. Employee-owned universal life insurance policies for certain Wachovia employees also are written by Liberty Life. During 1998, Wachovia paid approximately $46,999 in premiums for this plan coverage, including approximately $27,561 in employee payments toward universal life insurance plan coverage. Corporate-owned life insurance policies associated with certain employee benefit obligations are written by Liberty Life. During 1998, premiums for this coverage were approximately $1,366,490.



            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


      Section 16(a) of the Securities Exchange Act of 1934 requires Wachovia's Directors and designated executive officers, and any persons who own beneficially more than 10% of the outstanding shares of Wachovia Common Stock (there being, to Wachovia's knowledge, no such 10% shareholders as of December 31, 1998), to file with the SEC and the New York Stock Exchange reports disclosing their initial ownership of Wachovia Common Stock, as well as subsequent reports disclosing changes in such ownership. To Wachovia's knowledge, based solely on a review of the copies of such reports furnished to Wachovia and written representations that no other reports were required during the fiscal year ended December 31, 1998, Wachovia's Directors and designated executive officers complied with all Section 16(a) filing requirements.



                             SHAREHOLDER PROPOSALS


      In order to be considered for inclusion in the Proxy Statement and Form of Proxy to be used in connection with Wachovia's 2000 Annual Meeting of Shareholders, shareholder proposals must be received by the Secretary of Wachovia no later than November 18, 1999.


      The Company's bylaws contain procedures that shareholders must follow in order to present business at an annual meeting of shareholders. A shareholder may obtain a copy of these procedures from the Company's Secretary. In addition to other applicable requirements, for business to be properly brought before the 2000 Annual Meeting, a shareholder must have given timely notice of the matter to be presented at the meeting in a proper written form to the Secretary of the Company. To be timely, the Secretary must receive the notice at the principal offices of the Company not less than 90 nor more than 120 days prior to the meeting unless the Company gives less than 100 days' notice or prior public disclosure of the meeting. In that event, the Secretary must receive the written notice by the close of business on the tenth day following the day on which the Company gives notice or public disclosure of the meeting.


                                 OTHER MATTERS


      The management of Wachovia knows of no other business, which will be presented for consideration at the meeting. However, if other matters properly are presented at the meeting, it is the intention of the proxy holders named in the accompanying Proxy to vote the proxies in accordance with their best judgment.






                                          /s/ L. M. Baker, Jr.
                                          ------------------------------------
                                          L. M. Baker, Jr.,
                                          Chairman, President
                                          and Chief Executive Officer
                                          March 17, 1999

                                                                      EXHIBIT A


                                    FORM OF
                             WACHOVIA CORPORATION
                       SENIOR MANAGEMENT INCENTIVE PLAN


 1. Purpose.


      The purposes of the Wachovia Corporation Senior Management Incentive Plan (the "Plan") are to motivate and reward a greater degree of excellence and teamwork among the senior officers of Wachovia Corporation (the "Corporation") and related corporations by providing incentive compensation award opportunities; to provide attractive and competitive total cash compensation opportunities for exceptional corporate, organizational unit and personal performance; to reinforce the communication and achievement of the mission, objectives and goals of the Corporation; and to enhance the Corporation's ability to attract, retain and motivate the highest caliber senior officers. The purposes of the Plan shall be carried out by payment to eligible participants of annual incentive cash awards (individually, an "Award" and collectively, "Awards"), subject to the terms and conditions of the Plan and the discretion of the Committee.



 2. Effective Date and Plan Year.


      The Wachovia Corporation Senior Management Incentive Plan was originally adopted by the Board of Directors of the Corporation (the "Board") effective January 1, 1987. The Plan was amended and became effective as of April 22, 1994 and was further amended effective as of January 1, 1999. The plan year shall be the calendar year (the "Plan Year").



 3. Administration of the Plan.


      Subject to Section 11 herein, the Plan shall be administered by the Management Resources and Compensation Committee of the Board of Directors, or such other committee as the Board of Directors may from time to time designate (the "Committee"). The Committee has full authority and responsibility for the establishment and administration of the Plan, including, without limitation, the authority (i) to determine all matters relating to Awards, including selection of individuals to be granted Awards and the terms, conditions, restrictions and limitations of Awards; (ii) to establish, amend and rescind rules and regulations for the administration of the Plan; and (iii) to construe and interpret the Plan and any agreements related to Awards, to establish and interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. All determinations and decisions of the Committee must be made by a majority of the members present and shall be final and binding on all persons, except that no member of the Committee may at any time participate in any decision affecting the bonus of such member. Should the Committee be unable to render any decision by reason of a deadlock, the majority vote of the entire Board of Directors shall govern and be final and binding upon all parties.


 4. Eligibility.


      An individual shall be eligible to become a participant in the Plan (a "Participant") who satisfies the following requirements:


      (a) The individual is an employee of the Corporation or a related corporation. For this purpose, an individual shall be considered to be an "employee" if there exists between the individual and the Corporation or a related corporation the legal and bona fide relationship of employer and employee.


      (b) The individual is a senior officer of the Corporation or a related corporation. For the purposes herein, a "senior officer" of the Corporation or a related corporation shall mean an officer who is deemed to have sufficient responsibility, ability and potential to make significant contributions to the success of the Corporation or a related corporation.


      (c) The individual is recommended each year by the Chief Executive Officer of the Corporation (the "Chief Executive Officer") and considered and approved by the Committee as a Participant in the Plan.



 5. Participation.


      Prior to the beginning of each Plan Year, the Chief Executive Officer shall recommend to the Committee each senior officer of the Corporation or a related corporation who is eligible to become a Participant in the Plan with respect to such Plan Year. Participants shall be approved by the Committee in its sole and absolute discretion. In the event of the promotion of an employee or the hiring of a new employee during the Plan Year, the Committee, upon the recommendation of the Chief Executive Officer, may approve the entry of a Participant into the Plan during the Plan Year. In such case, the Award determined pursuant to the terms of the Plan with respect to such Participant shall be multiplied by a fraction, the numerator of which is the number of full calendar months during the Plan Year in which he is a Participant and the denominator of which is twelve. Participation in the Plan shall be subject to the provisions of the Plan and such other terms and conditions as the Committee shall provide. Notwithstanding any provision in Section 5 to the contrary, the Committee shall have authority to modify the participation provisions contained herein in a manner consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or the regulations thereunder.



 6. Performance Criteria and Evaluation.


      (a) Performance Goals. The performance goals upon which Awards shall be made shall be based upon business criteria applicable to the Corporation, the business unit to which the Participant is assigned and the Participant individually. The corporate business criteria upon which such Awards shall be based shall include the following earnings factors, weighted as indicated: net income per diluted share (50%); return on assets (net income) (25%); and return on equity (net income) (25%).


      The three earnings measures will be combined to produce a composite corporate performance evaluation percentage factor (the "Composite Percentage Factor") to be used along with the individual performance evaluation percentage factor (the "Individual Percentage Factor") in calculating individual awards.


      (b) Individual Performance Criteria and Evaluation. A Participant's Individual Percentage Factor will be based on a composite rating of (i) relevant performance of the organizational unit to which the Participant is assigned (the "Unit") as compared to goals for the Plan Year and (ii) quantitative and qualitative elements of personal performance of the Participant in relation to goals and expectations established for the Plan Year. Each of these two components will have a 50 percent weighing in determining a Participant's Individual Percentage Factor.


                                      A-2


          (i) The evaluation of the performance of the Unit will be based primarily on the degree of success in achieving the Unit's annual profit and business plan. The assessment will include, as applicable to the Unit, such factors as business development, expense management, earnings growth, credit quality, investment results, audit findings, affirmative action goals, staff development, operational efficiency and strategic planning. For purposes of this evaluation, the Unit will be the assigned responsibility area of the Participant. In the case of Participants in administrative and support functions, the evaluation will include the performance of line business units whose results can be influenced significantly by such persons.


          (ii) The evaluation of a Participant's personal performance will be based on the Participant's success in meeting expectations of subjective, qualitative and quantitative goals for the Plan Year. A Participant's personal performance evaluation will include an assessment of performance relative to the Corporation's standards in such areas as leadership, initiative, professional skills, teamwork, problem solving, personal behavior and advancement and achievement of the Corporation's mission and objectives. The following criteria shall apply in measuring a Participant's personal performance:


              (A) Performance Level IV -- Superior: Participants performing at this level would be rated in the range of 90 percent to 100 percent. With little guidance, a Participant at this level consistently performs in the superior manner that always exceeds normal requirements and expectations. The Participant's performance clearly is a model of excellence.


              (B) Performance Level III -- Exceptional: Participants performing at this level would be rated in the range of 75 percent to 89 percent. A Participant at this level consistently performs in an exceptional manner in which requirements and expectations are always accomplished. The Participant frequently accomplishes more than is expected.


              (C) Performance Level II -- Satisfactory: Participants performing at this level would be rated in the range of 50 percent to 74 percent. The Participant performs in an overall satisfactory manner, generally accomplishing requirements and expectations. The Participant does not always perform in an exceptional manner and needs guidance with certain tasks.


              (D) Performance Level I -- Meets Minimum Level: No Award will be paid to Participants at this performance level. The Participant generally meets minimum levels of performance but sometimes has difficulty in achieving requirements and expectations. The Participant is capable of satisfactory performance with additional effort, guidance, training and experience.



 7. Recommendation and Determination of Awards.


      In December of each Plan Year, the responsible managers and executives will evaluate each Participant's performance in meeting Unit and personal goals and objectives for the Plan Year. A recommended composite individual performance evaluation factor for each Participant with appropriate supporting documentation will be submitted by Division Executives of the Corporation to the Personnel Director of the Corporation for a review of completeness and compliance with the Plan. The recommended composite individual performance evaluation percentage factor to be used in calculating Awards for Participants shall be subject to review and approval by the Chief Executive Officer and the Committee. The composite corporate performance evaluation percentage factor will be calculated using net income per diluted share, return on assets and return on equity as plotted in the benchmark table. The resulting percentage representing the composite corporate performance evaluation factor will be multiplied by the composite individual performance evaluation percentage factor and the Participant's base salary paid during the Plan Year to determine the amount of each Participant's Award. Amounts that would otherwise have been payable to a


                                      A-3


Participant if the composite corporate performance evaluation factor had been higher or if the Participant had received a higher performance on the individual performance evaluation percentage factor shall not be reallocated to other Participants.



 8. Payment of Awards.


      Unless otherwise determined by the Committee, the Committee will determine the Participants entitled to receive Awards and, subject to the terms of Section 11(b) herein, the amount of such Awards. The Committee will make such determinations in January following the end of the Plan Year, and the Awards for a Plan Year shall be paid by the Corporation to the Participant (or his beneficiary) on February 1 following the end of the Plan Year. Payment of Awards shall be made by a deposit to the Corporation's payroll system, with a written statement of the amount of each Award provided to each Participant. The amount of each Award shall be rounded to the nearest $100.



 9. Termination of Employment.


      (a) Termination Due to Death, Disability or Retirement. If termination of employment occurs during a Plan Year as the result of death, disability or approved retirement, a proportional award shall be paid to the Participant (or his estate in the event of death) for the period of active employment during the Plan Year. In such event, the Award determined pursuant to the terms of the Plan with respect to such Participant shall be multiplied by a fraction, the numerator of which is the number of full calendar months during the Plan Year in which the employee is a Participant and the denominator of which is twelve, and such Award shall be paid in accordance with Section 8 herein. In the event of a Participant's death, any Award payable under the Plan shall be paid to the Participant's estate.


      (b) Other Termination. Except to the extent otherwise provided in Section 10, if termination occurs during the Plan Year for any reason other than death, disability or approved retirement, no Award shall be paid.


      (c) Termination After End of Plan Year. If termination occurs between the end of the Plan Year and the date of payment of an Award, the full amount of the Award shall be paid in accordance with Section 8 herein unless the termination was the direct result of dishonesty or misconduct.


      (d) Certain Definitions. For the purposes herein:


          (i) "Disability" shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than twelve months.


          (ii) "Approved retirement" shall mean early or normal retirement as provided under the Retirement Incentive Plan of Wachovia Corporation or any successor plan thereto applicable to a Participant or the retirement date under a contract, if any, between a Participant and the Corporation or a related corporation providing for the Participant's retirement from the employment of the Corporation or a related corporation prior to the normal retirement date.



 10. Change of Control.


      (a) In the event of a Change of Control (as defined in Section 10(b) herein), all Awards made pursuant to the Plan shall be deemed earned and shall become immediately due and payable for the full Plan Year (notwithstanding the date of the Change of Control event during the Plan Year), subject to the following: (i) the corporate Composite Percentage Factor shall be based on corporate performance on an annualized basis as of the date of the Change


                                      A-4


of Control, and (ii) each Participant shall receive the highest Award that may be granted based on the individual Participant's job classification. Awards that become due and payable upon a Change of Control shall be deemed earned, due and payable regardless of whether the Participant continues service in the same position following the Change of Control, has a change in position or responsibility, or is terminated from employment with the Corporation or a related corporation.


      (b) A "Change of Control" shall be deemed to have occurred on the earliest of the following dates:


         (i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, 30 percent or more of the outstanding Common Stock of the Corporation;


         (ii) The date the shareholders of the Corporation approve a definitive agreement (A) to merge or consolidate the Corporation with or into another corporation, in which the Corporation is not the continuing or surviving corporation or pursuant to which any shares of Common Stock of the Corporation would be converted into cash, securities or other property of another corporation, other than a merger of the Corporation in which holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of substantially all the assets of the Corporation; or


         (iii) The date there shall have been a change in a majority of the Board of Directors of the Corporation within a twelve-month period unless the nomination for election by the Corporation's shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the twelve-month period.


(For the purposes herein, the term "person" shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Corporation, a subsidiary of the Corporation or any employee benefit plan(s) sponsored or maintained by the Corporation or any subsidiary thereof, and the term "beneficial owner" shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)


      (c) Notwithstanding the foregoing, in the event of a merger, share exchange, reorganization or other business combination affecting the Corporation or a related corporation, the Committee may, in its sole and absolute discretion, determine that any or all Awards shall not be paid, if the Board of Directors or the surviving or acquiring corporation, as the case may be, shall have taken such action, including but not limited to the making of substitute Awards, as in the opinion of the Committee is equitable or appropriate to protect the rights and interests of participants in the Plan.



 11. Performance-Based Compensation. To the extent to which it is necessary to comply with Section 162(m) of the Code and the regulations thereunder, the following provisions shall apply:


      (a) Compliance with Code Section 162(m). It is the intent of the Corporation that Awards conferred under the Plan to Covered Employees, as such term is defined in Section 19(e) herein, shall comply with the qualified performance-based compensation exception to employer compensation deductions set forth in Section 162(m) of the Code and related regulations, and the Plan shall be construed in favor of meeting the requirements of Section 162(m) of the Code and the regulations thereunder to the extent practicable.


      (b) The maximum amount of an Award that may be payable to any participant for any Plan Year may not exceed the lesser of (i) 250 percent of the participant's base salary for the Plan Year or (ii) $2,500,000.


                                      A-5


      (c) Committee Authority and Composition. The Committee shall be authorized to establish performance goals, certify satisfaction of performance goals and other material terms and to take such other action as may be necessary in order to qualify for the performance-based compensation exception. The Committee shall be comprised of two or more outside directors (as such term is defined in Section 162(m) of the Code and the regulations thereunder), or as may otherwise be permitted or required under Section 162(m) and the related regulations. Without limiting the foregoing, the committee authorized to take such actions may be comprised of a subcommittee of the Committee or other directors who qualify as outside directors (as such term is defined in Section 162(m) of the Code and the regulations thereunder), and the actions taken by such subcommittee or other group of outside directors shall be effective as the action of the Committee to the extent permitted under the Plan and Section 162(m) of the Code and the regulations thereunder.


      (d) Committee Discretion. The Committee shall not have discretion to increase the amount of an Award payable to an employee under the Plan over the amount that is determined in accordance with Sections 6, 7 and 11(b) herein. The Committee shall, in any event, have the discretion to reduce or eliminate the amount of an Award that would otherwise be payable to any Participant.


      (e) Shareholder Approval. The material terms of the performance goal or goals pursuant to which Awards are to be made shall be disclosed to, and subject to the approval of, the shareholders of the Corporation. Material terms of a performance goal or goals, the targets of which may be changed by the Committee, shall be disclosed to, and subject to the reapproval of, the shareholders of the Corporation upon a change of the material terms of a performance goal or goals by the Committee or as may be otherwise required by
Section 162(m) of the Code or the regulations thereunder.



 12. Nonassignability of Incentive Awards.


      The right to receive payment of an Award shall not be assignable or transferrable (including by pledge or hypothecation) other than by will or the laws of intestate succession.



 13. No Trust Fund; Unsecured Interest.


      A Participant shall have no interest in any fund or specified asset of the Corporation. No trust fund shall be created in connection with the Plan or any Award, and there shall be no required funding of amounts which may become payable under the Plan. Any amounts which are or may be set aside under the provisions of this Plan shall continue for all purposes to be a part of the general assets of the Corporation, and no person or entity other than the Corporation shall, by virtue of the provisions of this Plan, have any interest in or right to such assets. No right to receive payments from the Corporation pursuant to this Plan shall be greater than the right of any unsecured creditor of the Corporation.



 14. No Right or Obligation of Continued Employment.


      Nothing contained in the Plan shall require the Corporation or a related corporation to continue to employ a Participant, nor shall the Participant be required to remain in the employment of the Corporation or a related corporation.



 15. Withholding.


      The Corporation shall withhold all required local, state and federal taxes from any amount of an Award.

                                      A-6


 16. Retirement Plans.


      In no event shall any amounts accrued or payable under this Plan be treated as compensation for the purpose of determining the amount of contributions or benefits to which a Participant shall be entitled under any retirement plan to which the Corporation or a related corporation may be a party.



 17. Dilution or Other Adjustments.


      If there is any change in the Corporation because of a merger, share exchange, reorganization or other business combinations affecting the Corporation or a related corporation, or if extraordinary items of income or expense of the Corporation or a related corporation occur, the Committee may make such adjustments to any provisions of this Plan, including but not limited to adjustments to determinations of performance and Awards, as the Committee deems desirable to prevent the dilution or enlargement of rights granted hereunder.



 18. Amendment and Termination of the Plan.


      The Plan may be amended or terminated at any time by the Board or by the Committee as delegated by the Board, provided that such termination or amendment shall not, without the consent of the Participant, affect such Participant's rights with respect to Awards previously awarded to him. With the consent of the Participant affected, the Board, or by delegation of authority by the Board, the Committee, may amend outstanding Awards in a manner not inconsistent with the Plan.



 19. Certain Definitions.


      For purposes of the Plan, the following terms shall have the meaning indicated:


      (a) "Related corporation" means any parent, subsidiary or predecessor of the Corporation.


      (b) "Parent" or "parent corporation" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation if each corporation other than the Corporation owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in another corporation in the chain.


      (c) "Subsidiary" or "subsidiary corporation" means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if each corporation other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in another corporation in the chain.


      (d) "Predecessor" or "predecessor corporation" means a corporation which was a party to a transaction described in Section 425(a) of the Code (or which would be so described if a substitution or assumption under that Section had occurred) with the Corporation, or a corporation which is a parent or subsidiary of the Corporation, or a predecessor of any such corporation.


      (e) "Covered Employee" shall mean any individual who, on the last day of the taxable year, is (i) the Chief Executive Officer or is acting in such capacity or (ii) among the four highest compensated officers (other than the Chief Executive Officer), as determined in accordance with the executive compensation disclosure rules under the Securities Exchange Act of 1934, as amended; provided, however, that if such term is defined otherwise in Section


                                      A-7


162(m) of the Code or the regulations thereunder, then it shall have the meaning set forth in Section 162(m) or the related regulations.



 20. Binding on Successors.


      The obligations of the Corporation under the Plan shall be binding upon any organization which shall succeed to all or substantially all of the assets of the Corporation, and the term "Corporation," whenever used in the Plan, shall mean and include any such organization after the succession.



 21. Applicable Law.


      The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina.


      IN WITNESS WHEREOF, the Wachovia Corporation Senior Management Incentive Plan, as amended is, by the authority of the Board of Directors of the Corporation, executed effective as of January 1, 1999.


                                          WACHOVIA CORPORATION


Attest:


                                          By:

                                            -----------------------------------

Secretary                                            Chief Executive Officer


[Corporate Seal]

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                      (Wachovia logo appears here)

***********************************APPENDICES***********************************


[ X ]  PLEASE MARK VOTES
       AS IN THIS EXAMPLE


--------------------------------------------------------------------------------

                              WACHOVIA CORPORATION

--------------------------------------------------------------------------------

                                  Common Stock


Mark box at right if an address change or comment has been noted on     [  ]
the reverse side of this card.










                                                      --------------------------
     Please be sure to sign and date this Proxy.      | Date
--------------------------------------------------------------------------------



-------Participant sign here----------------------------------------------------



                                                                       --------
                                                                              |
                                                                              |
                                                                              |
                                                                              |


1. Election of Directors to serve for a       For All      With-      For All
   three-year term:                          Nominees      hold       Except
                                               ---         ---         ---
             L.M. Baker, Jr.                  |   |       |   |       |   |
          Thomas K. Hearn, Jr.                |   |       |   |       |   |
          Elizabeth Valk Long                  ---         ---         ---
         John C. Whitaker, Jr.

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).


                                               For       Against     Abstain
2. To ratify the appointment of Ernst &        ---         ---         ---
   Young LLP as independent auditors          |   |       |   |       |   |
   of the Company for the current year.       |   |       |   |       |   |
                                               ---         ---         ---


                                               For       Against     Abstain
3. To approve the performance criteria         ---         ---         ---
   under the Wachovia Corporation Senior      |   |       |   |       |   |
   Management Incentive Plan to preserve      |   |       |   |       |   |
   the Company's tax deduction for certain     ---         ---         ---
   plan awards.


4. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.



DETACH CARD                                                          DETACH CARD


                              WACHOVIA CORPORATION


     Dear Shareholder:

     Please take note of the important information enclosed with this Proxy. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in the enclosed Proxy Statement.

     Please mark the boxes on this Proxy card to indicate how your shares will be voted. Then sign the card, detach it and return it in the enclosed postage-paid envelope.

     Your vote must be received before the Annual Meeting of Shareholders, April 23, 1999.

     Thank you in advance for your prompt consideration of these matters.

     Sincerely,

     Wachovia Corporation

                              WACHOVIA CORPORATION

                  Proxy for the Annual Meeting of Shareholders
   This Proxy is Solicited on Behalf of the Board of Directors of the Company


Wachovia Bank, N.A., Trustee
Wachovia Corporation Retirement Savings and Profit-Sharing Plan

With respect to shares of Common Stock of Wachovia Corporation held for your account under the Wachovia Corporation Retirement Savings and Profit-Sharing Plan, you are instructed to sign and forward the proxy being solicited by the Wachovia Corporation Board of Directors after having directed said proxy to be voted in the manner you have directed on the form of such proxy appearing on the reverse hereof. Unless you have otherwise directed on such form, this proxy will be voted FOR the proposals referred to herein.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

--------------------------------------------------------------------------------
PLEASE VOTE, DATE, SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

------------------------------------         -----------------------------------

------------------------------------         -----------------------------------

------------------------------------         -----------------------------------

[ X ]  PLEASE MARK VOTES
       AS IN THIS EXAMPLE


--------------------------------------------------------------------------------

                              WACHOVIA CORPORATION

--------------------------------------------------------------------------------

                   Retirement Savings and Profit-Sharing Plan


Mark box at right if an address change or comment has been noted on     [  ]
the reverse side of this card.










                                                      --------------------------
     Please be sure to sign and date this Proxy.      | Date
--------------------------------------------------------------------------------



-------Participant sign here----------------------------------------------------



                                                                       --------
                                                                              |
                                                                              |
                                                                              |
                                                                              |


1. Election of Directors to serve for a       For All      With-      For All
   three-year term:                          Nominees      hold       Except
                                               ---         ---         ---
             L.M. Baker, Jr.                  |   |       |   |       |   |
          Thomas K. Hearn, Jr.                |   |       |   |       |   |
          Elizabeth Valk Long                  ---         ---         ---
         John C. Whitaker, Jr.

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).


                                               For       Against     Abstain
2. To ratify the appointment of Ernst &        ---         ---         ---
   Young LLP as independent auditors          |   |       |   |       |   |
   of the Company for the current year.       |   |       |   |       |   |
                                               ---         ---         ---


                                               For       Against     Abstain
3. To approve the performance criteria         ---         ---         ---
   under the Wachovia Corporation Senior      |   |       |   |       |   |
   Management Incentive Plan to preserve      |   |       |   |       |   |
   the Company's tax deduction for certain     ---         ---         ---
   plan awards.


4. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.



DETACH CARD                                                          DETACH CARD


                              WACHOVIA CORPORATION


     Dear Shareholder:

     Please take note of the important information enclosed with this Proxy. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in the enclosed Proxy Statement.

     Please mark the boxes on this Proxy card to indicate how your shares will be voted. Then sign the card, detach it and return it in the enclosed postage-paid envelope.

     Your vote must be received before the Annual Meeting of Shareholders, April 23, 1999.

     Thank you in advance for your prompt consideration of these matters.

     Sincerely,

     Wachovia Corporation

                              WACHOVIA CORPORATION

                  Proxy for the Annual Meeting of Shareholders
   This Proxy is Solicited on Behalf of the Board of Directors of the Company


The undersigned hereby appoints Kenneth W. McAllister, Senior Executive Vice President and General Counsel, and William M. Watson, Jr., Secretary, of Wachovia Corporation, as attorneys and proxies to vote all of the shares of COMMON STOCK of Wachovia Corporation, appearing on the reverse side hereof, held or owned by the undersigned at the Annual Meeting of Shareholders on April 23, 1999, and at any adjournments thereof.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

--------------------------------------------------------------------------------
PLEASE VOTE, DATE, SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Company.
Each joint owner should personally sign. Trustees, custodians and other fiduciaries should indicate the capacity in which they sign and, where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.
--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

------------------------------------         -----------------------------------

------------------------------------         -----------------------------------

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